EXHIBIT 10.8

PARTNERSHIP AGREEMENT

THIS PARTNERSHIP AGREEMENT ("Agreement"), is made and entered into as of ____________________ by and between OptimizeRx Corporation ("OptimizeRx"), a Michigan corporation having an address at 407 Sixth Street, Rochester, MI 483087 and Dendrite International, Inc. d/b/a Cegedim Dendrite ("Cegedim Dendrite"), a New Jersey corporation having an address at 1405 Route 206 South, Bedminster, New Jersey 07921.

WITNESSETH:

WHEREAS, OptimizeRx provides a lead generation portal on the internet and would like to market its OFFERx product to customers with Cegedim Dendrite as its exclusive adjudication provider; and

WHEREAS, among its products and services, Cegedim Dendrite provides card printing, adjudication and program management of persistency solutions and related support services to the pharmaceutical industry; and

WHEREAS, each of OptimizeRx and Cegedim Dendrite believe that they would mutually benefit from a teaming arrangement under which the parties would market their respective solutions and provide business referrals to the other.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1  The following capitalized terms shall have the respective meanings given them below:

"Affiliate" shall mean any Person which directly or indirectly controls, is controlled by or is under common control with, another Person. The term "control" (including its correlative meanings "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

"Confidential Information" shall mean any and all business and technical information of a party disclosed to, or otherwise acquired or observed by, the other party, whether communicated in writing, orally, electronically or in any other form, except Confidential Information does not include any information which (1) becomes generally available to the public through no fault of the receiving party, (2) was independently developed by the receiving party without access to the disclosing party's Confidential Information or (3) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party; provided that such source is not prohibited from transferring the information to the receiving party by a contractual, legal or fiduciary obligation.

"Covered Solutions" shall mean collectively the "OptimizeRx Solution", the "Cegedim Dendrite Solution" and the "OFFERx Solution," except as stated otherwise.

"Customer Lead" shall mean a Potential Customer that is in the market for an internet lead generation portal, persistency programs and/or card adjudication program management and which is identified by one party (the "Referring Party") and disclosed to the other party (the "Non-Referring Party").

"Cegedim Dendrite Solutions" shall mean Cegedim Dendrite's persistence and loyalty group offerings which are more fully described in Schedule A.

"Person" shall mean any individual, firm, corporation, unincorporated association, partnership, limited liability company, trust, Governmental Authority or other entity.

"Potential Customer" shall mean a potential brand customer of a Covered Solution in the pharmaceuticals industry.

"Solution" shall mean the OptimizeRx Solution or the Cegedim Dendrite Solution, as applicable.

"Proposal" shall mean a written document prepared by a patty and provided to a Customer Lead which sets forth the material terms under which the party proposes to provide its Covered Solution to the Customer Lead.

"OptimizeRx Solution" shall mean OptimizeRx's lead generation and advertising internet portal solution as set forth in Schedule B.

"OFFERx Solution"  shall mean OptimizeRx's OFFERx product plus Cegedim Dendrite's standard Opus Health Services.

"Opus Health Services" shall mean the standard administrative services provided by Cegedim Dendrite relating to prescription card redemption programs wherein Cegedim Dendrite processes pharmaceutical prescription claims through Cegedim Dendrite's network of pharmacies and other providers as described under Exhibit A to Schedule D attached hereto.

"OFFERx Product" shall mean the proprietary web-based platform used to introduce brands to consumers actively managing their healthcare needs of OptimizeRx as described in Schedule C.

ARTICLE II
CLIENT INTRODUCTIONS AND REFERRALS;
REFERRAL FEES

2.1  Each party shall, in accordance with the terms of this Agreement, (i) endeavor to identify Customer Leads for the other party and (ii) cross-reference, where appropriate, the other party's Covered Solutions in its dealings with Potential Customers.

2.2  In the event the parties jointly identify a Potential Customer, the parties shall use reasonable commercial efforts to jointly prepare and deliver a sales presentation to the identified Potential Customer.

2.3  With the exception of initial lead generation discussions, neither patty shall engage in discussions with a Potential Customer concerning the other patty's Solutions without the presence of a representative of such other party, unless such other party has provided its consent waiving its right to be present at such discussions.

2.4  Each patty will maintain full responsibility and accountability for any pricing it provides, and ensure that its pricing sufficiently addresses the Covered Solution to be provided to the Potential Customer.

2.5  Where the Referring Party has entered into a revenue-generating contractual relationship with the Customer Lead for an OptimizeRx Solution or a Cegedim Dendrite Solution, the Non-Referring Party will pay to the Referring Patty a referral commission (the "Referral Commission") as described in the Referral Commission Table under Schedule E attached hereto.

2.6  The Non-Referring Patty will furnish the Referring Party with a copy of each fully executed customer contract under which a Referral Commission is to be paid within thirty (30) days of its execution.

2.7  Payment of any Referral Commissions will be due in full in U.S. dollars within thirty (30) days of the end of the calendar quarter in which full payment, or of each partial payment, by the customer was received by the Non-Referring Patty until the full amount has been paid. Late payments will not be subject to interest charges.

2.8  A Customer Lead shall be provided by the Referring Party in writing to the Non-Referring Party. The Non-Referring Party shall confirm in writing to the Referring Party whether the Potential Customer is a Customer Lead. Where the parties cannot reasonably agree on which party generated a Customer Lead, no Referral Commission will be due and payable for the applicable customer contract. In determining which patty generated the Customer Lead, the parties may use information provided by the customer as evidence of which party generated the Customer Lead. The parties agree to work in good faith to determine who generated the Customer Lead.

2.9  In the event the Non-Referring Party breaches its obligation to pay a Referral Commission for a particular Customer Lead, the Referring Party may, among its other rights and remedies hereunder, cease to refer Potential Customers to the Non-Referring Patty upon ten (10) days written notice thereof and the Non-Referring Party's failure to cure such breach within ten (10) days of having received such notice.

2.10   For clarification, subject to Section 2.5, Referral Commissions may only be paid to OptimizeRx for referral of Customer Leads resulting in revenue generating relationships for the Cegedim Dendrite Solutions. Subject to Section 2.5, Referral Commissions will not be paid to OptimizeRx for revenue generating relationships for Cegedim Dendrite products or services other than the Cegedim Dendrite Solutions listed under Schedule A.

ARTICLE III
PROPOSALS, SALES AND CUSTOMER
CONTRACTS

3.1  To the extent the Non-Referring Party pursues a Customer Lead, it shall prepare its own Proposal and engage its own sales efforts. Unless otherwise agreed in writing, no Proposal shall be deemed a joint Proposal and neither party shall sell or market the other party's Covered Solutions in its own Proposal or at a customer meeting, except as authorized under Article IV of this Agreement.

3.2  Any customer contract for a Covered Solution that is a result of efforts under this Agreement shall be negotiated and entered into solely by the party offering such Covered Solution, except as agreed upon under this Agreement.

3.3  Under no circumstances shall either party be obligated to enter into a customer contract with respect to a potential transaction resulting from a Customer Lead.

3.4  Except as expressly prohibited under this Agreement, nothing contained in this Agreement shall be deemed to prohibit either party from making any proposal regarding its own Covered Solutions to any current or prospective customer of such party, or to enter into any customer contract with respect to such Covered Solutions.

3.5  The parties shall make reasonable efforts to ensure that the Potential Customer separately contracts with each party for its Solution. In cases where the Potential Customer wishes to purchase a Covered Solution, not including an OFFERx Solution, from each party but requires a contract with only one party (the "Primary Party"), the parties hereto shall negotiate in good faith a mutually acceptable (i) reseller or distribution agreement under which the Primary Party shall have the right to resell or distribute the Solution of the other party (the "Non-Primary Party"); and (ii) a mutually acceptable sub-contract under which the Non-Primary Party will provide the Primary Party with the Non-Primary Party's services.

3.6  In the event, the parties enter into a reseller and sub-contract arrangement in accordance with Section 3.5, no Referral Commission shall be due and owing for any applicable Customer Lead.

3.7  Neither party shall bind the other to performance obligations under any customer contract without the written consent of the other party.

ARTICLE IV
RESELLER TERMS, FEES AND COMMISSION

4.1  Cegedim Dendrite hereby grants to OptimizeRx a non-exclusive, non-transferable, non-assignable right during the term of the Agreement to promote, advertise, market and distribute in the United States the Opus Health Services to customers solely for use within the OFFERx Solution.

4.2  In the event that the Opus Health Services are distributed by OptimizeRx within an OFFERx Solution, the additional terms and conditions set forth under Schedule D shall apply.

4.3      In the event that the OFFERx Solution is sold to a customer, OptimizeRx shall execute a binding customer services agreement with the customer for the OFFERx Solution prior to the customer's receipt of the Opus Health Services (the "OFFERx Agreement").

4.4  Where OptimizeRx has entered into an OFFERx Agreement with a Customer Lead, the Non-Referring Party will pay to the Referring Party an OFFERx referral commission (the "OFFERx Referral Commission") as described in the OFFERx Referral Commission Table under Schedule E attached hereto.

4.5  OFFERx Referral Commission payments will be due in full in U S. dollars within thirty (30) days of the end of the calendar quarter in which full payment, or of each partial payment, was received by the Non-Referring Patty until the full amount has been paid. Late payments will not be subject to interest charges.

4.6  A Customer Lead for the OFFERx Solution, shall be provided by the Referring Patty in writing to the Non-Referring Party. The Non-Referring Party shall confirm in writing to the Referring Party whether the Potential Customer is a Customer Lead. Where the parties cannot reasonably agree on which party generated a Customer Lead for the OFFERx Solution, no OFFERx Referral Commission will be due and payable for the applicable customer contract. In determining which party generated the Customer Lead, the parties may use information provided by the customer as evidence of which party generated the Customer Lead.

4.7  In the event the Non-Referring Party breaches its obligation to pay an OFFERx Referral Commission for a particular Customer Lead, the Referring Party may, among its other rights and remedies hereunder, cease to refer Potential Customers to the Non-Referring Party upon ten (10) days written notice thereof and the Non-Referring Party's failure to cure such breach within ten (10) days of having received such notice.

ARTICLE V
RESPONSIBILITIES OF THE PARTIES

5.1  Each party shall:

(a)  use reasonable efforts to promote and solicit orders for the Covered Solutions on a continuing basis. In its efforts, each party will use the other party's then-current names and descriptions for the Solutions and will not add to, delete from or modify any sales or marketing documentation or forms provided by the other party except with such party's prior written consent

(b)  solely in connection with this Agreement, use the other party's trademarks, service marks, logos and trade names ("Marks") to achieve its obligations under this Agreement, provided that (i) the party intending to use the other party's Mark obtains prior written approval therefore, and (ii) the party using the other party's Mark clearly identifies the owner of such Mark. The parties shall use the other party's Marks in accordance with the guidelines and standards provided by the other party in writing from time to time. In the event that a party reasonably determines that the other party is not in compliance with such guidelines, the party shall have the right to suspend the other party's use of the Marks until such time as the other party meets such guidelines and standards. Subject to the forgoing, the parties agree to provide each other with corporate and product graphics as reasonably requested by the other party, for use in meeting its obligations under this Agreement

(c)  at its own expense, provide the other party with a reasonable quantity of any applicable printed marketing materials for its respective Solutions.

(d)  use reasonable efforts to inform the other party within a reasonable time of any changes in its respective Solution, prices, and/or marketing and sales documentation.

(e)  be solely responsible to its customers with respect to its respective Solutions.

(f)  afford the other party reasonable access to such information regarding its business as may be reasonably necessary to prepare each Proposal and perform its obligations under this Agreement.

(g)  upon reasonable request from the other party, from time to time make available management and technical personnel to assist the other party in (i) developing a Proposal, (ii) any discussions and negotiations related to a customer contract and (iii) integrating such party's Solutions with the other patty's Solutions, and shall provide such other cooperation as may reasonably be requested by the other party in furtherance of a Proposal.

(i)  furnish to the other party copies of all press releases, product announcements and newsletters which are disseminated to the public that relate to the Covered Solutions.

(j)  notify the other party of any lawsuits or regulatory proceedings that may beat on its ability to comply with the terms of this Agreement or perform in accordance with the terms of a Proposal submitted to a Potential Customer.

(k)  commit sufficient resources necessary to comply with the terms of this Agreement.

(1)  respond to Potential Customer requests for information in a timely manner.

ARTICLE VI
OWNERSHIP

6.1  Except as expressly stated in Section 6.2 herein, as between the parties, any and all existing products, documentation, marketing materials, Marks and patents, and copies, updates, enhancements, improvements, translations, alterations, revisions, customizations, releases, and derivatives thereto and thereof (including, but not limited to, software code and programming, whether source code or object code or otherwise), including, but not limited to, any and all intellectual property rights therein and thereto, shall remain the sole and exclusive property (the "Proprietary Information") of the respective parties.. The parties hereby reserve any and all right, title, and interest in and to their respective Proprietary Information not expressly and explicitly granted to the other party under this Agreement and the other party shall not take any action that jeopardizes the owner's proprietary rights in its Proprietary Information.

6.2  The parties agree that all Proposal materials developed by a party hereto shall remain the exclusive property of such party.

6.3  Without limiting anything in this Agreement, except as and only to the extent expressly and explicitly authorized in this Agreement or any reseller or services sub-contract by and between the parties, neither patty shall do, not shall it permit any other Person to do, any of the following: (a) use the other party's Solution for any purpose, at any location or in any manner, (b) make, take, or retain any copy of any of the other party's Proprietary Information (c) re-engineer, reverse engineer, decompile, or disassemble any of the other party's Proprietary Information or create or recreate the source code for any Proprietary Information, (d) refer to or otherwise use any of the other party's Proprietary Information as part of any effort to develop a program having any functional attributes, visual expressions or other features similar to those of such Proprietary Information, (e) remove, erase, or tamper with any copyright or other proprietary notice printed or stamped on, affixed to, or encoded or recorded in any of the other party's Proprietary Information, or fail to preserve all copyright and other proprietary notices in any copy of any such Proprietary Information, or (f) sell, market, license, sublicense, distribute, transfer, convey, assign, or otherwise grant to any Person any right to use any of' the other patty's Proprietary Information.

ARTICLE VII
CONFIDENTIALITY

7.1  OptimizeRx and Cegedim Dendrite shall each (i) hold the Confidential Information of the other in trust and confidence and avoid the disclosure or release thereof to any other person or entity by using the same degree of care as it uses to avoid unauthorized use, disclosure, or dissemination of its own Confidential Information of a similar nature, but not less than reasonable care, and (ii) not use the Confidential Information of the other patty for any purpose whatsoever except as expressly contemplated under this Agreement Each party shall disclose the Confidential Information of the other only to those of its employees having a need to know such Confidential Information and shall take all reasonable precautions to ensure that its employees comply with the provisions of this Section.

7.2  In the event Confidential Information is required to be disclosed by law or order of a court of competent jurisdiction or regulatory authority, the receiving party shall furnish prompt written notice of such required disclosure and reasonably cooperate with the disclosing party, at the disclosing party's cost and expense, in any effort made by the disclosing party to seek a protective order or other appropriate protection of its Confidential Information.

ARTICLE VIII
WARRANTY DISCLAIMER; RELATIONSHIP
OF PARTIES

8.1  (a)  Each party represents and warrants that (i) it has the right and authority to enter into this Agreement; and (ii) it has the right to perform its obligations under and pursuant to this Agreement.

(b)  THE WARRANTIES SET FORTH IN SECTION 8.1(a) HEREOF ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES AND THE PARTIES HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR USE AND/OR A PARTICULAR PURPOSE.

ARTICLE IX
INDEMNIFICATION

9.1  Each party (the "Indemnitor") shall indemnify, defend and hold the other party (the "Indeminitee") and its Affiliates and their respective directors, officers, employees and agents (collectively, "Covered Persons") harmless from and against any and all liabilities, damages, claims, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Losses") of third parties incurred by such Covered Persons arising out of or in connection with the performance by the Indemnitor of its obligations to a customer pursuant to a contract by and between the Indemnitor and a customer, except to the extent such Losses were caused by the Indemnitee.

ARTICLE X
LIMITATION OF LIABILITY

10.1  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER ANY CIRCUMSTANCES FOR SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER (WHETHER ARISING OUT OF CONTRACT, STRICT LIABILITY, OR OTHERWISE), INCLUDING, WITHOUT LIMITATION, ANY LOST REVENUES OR PROFITS OF THE OTHER PARTY RESULTING FROM OR ARISING OUT OF A BREACH OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION SHALL NOT APPLY TO A BREACH OF A PARTY'S OBLIGATIONS UNDER ARTICLES VI OR VII.

ARTICLE XI
EXCLUSIVITY

11.1  During the term of this Agreement, OptimizeRx will exclusively (a) promote and market the persistency card adjudication services of Cegedim Dendrite; and (b) refer Potential Customers to Cegedim Dendrite for persistency programs and card adjudication services.

11.2  During the term of this Agreement, OptimizeRx shall exclusively use Cegedim Dendrite as its pharmacy adjudication and persistency program management services provider as part of the OFFERx Solution.

11.3  For one (1) year following termination or expiration of this Agreement, OptimizeRx shall not market or sell directly or indirectly any programs, products or services with the brand or program name "OFFERx". This Section 11.3 shall survive any termination or expiration of this Agreement.

ARTICLE XII
TERM AND TERMINATION

12.1  (a)  This Agreement shall commence on the date hereof and terminate on its one (1) year anniversary (the "Initial Term") unless sooner terminated as hereinafter provided. After the Initial Term, this Agreement may be renewed with the mutual consent of the parties for additional six (6) month periods.

(b)  Either party may terminate this Agreement at any time, with or without cause, upon sixty (60) days written notice.

(c)  Either party may terminate this Agreement upon ten (10) days written notice following (i) the filing of a voluntary or involuntary petition in bankruptcy by or against the other party or (ii) the liquidation of the other party.

(d)  Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other party arising from or incident to any termination of this Agreement which complies with the terms of the Agreement whether or not the terminating party is aware of any such damage, loss or expenses.

(e)  Upon termination of this Agreement for any reason whatsoever, each party: (i) shall immediately discontinue any and all use of the other party's Marks; (ii) shall immediately discontinue all representations or statements from which it might be inferred that any relationship exists between the parties; and, (iii) shall cease promoting, soliciting and procuring orders for the other party's Solutions.

(f)  Upon termination of this Agreement, the parties shall, within thirty (30) days of the termination date, return or certify in writing the destruction of the other party's Confidential Information in its possession, custody or control in whatever form held, including, but not limited to, copies or embodiments thereof or relating thereto.

(g)  The rights and obligations of the parties under Articles III, IV, VI through XVII and XIX through XXVII of this Agreement shall survive termination of this Agreement.

(h)  Notwithstanding any termination or expiration of this Agreement as set forth herein, this Agreement shall continue until the termination or expiration of any services provided by Cegedim Dendrite pursuant to the terms under Article IV (Reseller).

ARTICLE XIII
NOTICES

13.1  All notices required or permitted by this Agreement will be effective only if given in writing and sent by: (i) first-class U.S mail, postage prepaid; (ii) overnight delivery service with proof of receipt; (iii) hand-delivery; (iv) facsimile with confirmation of receipt; or (v) certified mail, return receipt requested, to the applicable address provided below:

if to OptimizeRx Corporation:

407 Sixth Street
Rochester, MI 483087

if to Cegedim Dendrite:

Cegedim Dendrite
1405 Route 206
Bedminster, NJ 07921
Attn: General Counsel
Fax: (908)443-

A notice will be deemed given the earlier of its date of delivery or the third business day after its mailing or transmission.

ARTICLE XIV
SEVERABILITY

14.1  The provisions of this Agreement shall be deemed independent and severable and the invalidity or partial invalidity or unenforceability of any one provision shall not affect the invalidity or enforceability of any other provision.

ARTICLE XV
AMENDMENT

15.1  The terms and provisions of this Agreement may not be modified or amended or any of the provisions hereof waived, temporarily or permanently, except, in the case of a modification or amendment, pursuant to the written consent of the parties and, in the case of a waiver, pursuant to a writing executed by the party so waiving.

ARTICLE XVI
NO WAIVER

16.1  The failure or delay of any patty hereto to require performance of any provision of the Agreement shall in no manner affect such party's right at a later time to enforce that same or any other provision No consent or waiver, express or implied, by any party to, or of any breach or a deviation from any other covenant, condition or duty of, any party shall be deemed a consent or waiver to or of any other breach or deviation front any other covenant, condition or duty. All rights and remedies existing under the Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

ARTICLE XVII
ASSIGNMENT

17.1  No party hereto may assign, or delegate all or any of their rights or obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other party.

ARTICLE XVIII
MEDIA RELEASES

18.1  All media releases, public announcements and public disclosures by OptimizeRx or Cegedim Dendrite or their respective employees or agents relating to this Agreement or its subject matter, including without limitation press releases, promotional or marketing material (but not including any announcement required by legal, accounting or regulatory requirements as the case may be) shall be coordinated and approved in writing by both OptimizeRx and Cegedim Dendrite prior to the release thereof, provided however, that any such approval may not be unreasonably withheld.

ARTICLE XIX
AUDIT

19.1  Upon reasonable notice, either party may, at its own cost and expense, audit relevant information of the other party to ensure such other party's compliance with the terms of this Agreement.

ARTICLE XX
NON-SOLICITATION

20.1  During the term of this Agreement, and for a period of one year thereafter, neither party will directly or indirectly, nor will it cause its Affiliates to directly or indirectly, (a) solicit for employment any person who is an employee or consultant of the other party or any of its Affiliates or who was an employee or consultant of the other party or its Affiliates at any time during the term of this Agreement or (b) encourage any employee or consultant of the other party or any of its Affiliates to alter or terminate its relationship with the other party or any of its Affiliates.

ARTICLE XXI
COSTS AND EXPENSES

21.1  Each party shall bear its own respective costs and expenses incurred in connection with negotiating this Agreement, the performance of its obligations under this Agreement, including, without limitation, any costs and expenses incurred by such party regarding such patty's investigation of the business of the other party.

ARTICLE XXII
BINDING EFFECT; NO THIRD PARTY
BENEFICIARIES

22.1  This Agreement shall be binding upon and inure to the benefit of OptimizeRx and Cegedim Dendrite and their respective permitted successors and assigns Nothing contained herein, express or implied, is intended to confer upon any person or entity other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

ARTICLE XXIII
HEADINGS

23.1  The headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

ARTICLE XXIV
INDEPENDENT ENTITIES

24.1  The parties to this Agreement are independent entities and nothing in his Agreement is intended to make any party the agent, representative or partner of another party or is intended to establish a joint venture or a franchise No party has any express or implied right or authority to make any representations or warranties, or assume or create any obligations or responsibilities, on behalf of or in the name of any other party hereunder or to any other person.

ARTICLE XXV
GOVERNING LAW AND VENUE

25.1  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey, without regard to its conflict of law principles or the United Nations Convention on the International Sale of Goods. All disputes arising out of this Agreement shall be exclusively resolved by a count of competent jurisdiction in the State of New Jersey Each party expressly consents to the jurisdiction of the courts of the State of New Jersey and the Federal District Court for the District of New Jersey, and waives any objections or right as to the forum non-conveniens, lack of personal jurisdiction or similar grounds.

ARTICLE XXVI
ENTIRE AGREEMENT

26.1  This Agreement, together with the preamble and recitals hereof, sets forth the entire agreement and understanding between OptimizeRx and Cegedim Dendrite as to the subject matter hereof There are no representations, warranties, covenants or undertakings other than those expressly set forth herein or as duly set forth on or subsequent to the effective date hereof in writing. The Agreement supersedes all prior agreements between the parties with respect to the subject matter hereof.

ARTICLE XXVII
COUNTERPARTS

27.1  This Agreement may be executed in one or more counterparts, which will be deemed together to constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the date and year. first above written.

OPTIMIZERx Corporation	CEGEDIM DENDRITE

By: /s/ David Harrell	By: /s/ L. Schockorez
Name: David Harrell	Name: L. Schockorez
Title: CEO	Title: CFO
Date: 6/11/08	Date: 6/26/08

Schedule A

Cegedim Dendrite Solutions

Cegedim Dendrite's Persistence and Loyalty Group Offerings

1.	Rebate and voucher processing

2.	Pharmacy transaction processing

The following steps outline the process:

●	The pharmacist sends the prescription information to the primary insurance company. Note: Vouchers are submitted to OPUS Health as the primary payer.

●	The pharmacist receives a transaction from the insurance company that contains the patient's co-pay amount and sends this transaction to Cegedim Dendrite as the secondary payer.

●	Cegedim Dendrite sends the pharmacy a transaction that contains the amount due (the co-payment minus the discount) from the patient when he or she picks up the prescription.

●	The pharmacy collects the amount due from the patient at the point of sale.

●	Every two weeks, Cegedim Dendrite sends branded checks to pharmacies for the co-pay discounts and an additional professional fee for each transaction to pay them for their services in the program.

Note: Cegedim Dendrite can include an additional insert in the mailing for an additional fee.

3.	Pharmacy Help Line

A pharmacy help line is staffed with live operators for pharmacies to call with processing questions The help line is open Monday through Friday from 8:30 A.M to 5:30 P. M. ET and Saturday from 8:30 A.M to 2:00PM,.ET.

4.	Patient Incentive Options

●
Instant Rebate Cards*: Plastic co-pay reduction card, typically for a multi-use card program; instant rebate adjudicated at the point of sale at the pharmacy used to offset the patient's co-pay or provide points for rewards.

●	DebitRx*: Plastic Visa logo card used to provide a monetary reward each time a patient fills the prescription.

●	Vouchers: Paper card typically for one-time use to obtain free product.

●
CD-ROM Card: CD-ROM card used as a co-pay reduction card at the point of sale at the pharmacy; the CD-ROM provides the patient with education materials and may include a link to the program's Web site.

5.	Individualized Patient Communications

Throughout the Persistence program, Cegdim Dendrite can send various communications to enrolled patients in the method that they choose (e-mail or direct mail) During the setup phase of the project, Cegedim Dendrite uses templates to prepare these communications for customer approval.

●  Program Welcome Letter: After a patient enrolls, Cegedim Dendrite sends a personalized welcome letter with information about the program and its benefits.

●  Refill Reminders: When enrolling in the program, patients can "opt in" to receive prescription refill reminders and can indicate how many days before a refill is due they wish to be notified.

●  Patient Satisfaction Surveys: At three months and then at six months, Cegedim Dendrite sends a satisfaction survey to assess the patient's experience with the program The customer can use the Web-based reporting tool to view the results.

6.	Misuse and Abuse Protection/Concurrent Program Linking

All claims require a valid group number, card identification code, and product NDC. To prevent the processing of invalid voucher/card numbers for claims, Cegedim Dendrite uses a proprietary algorithm to assign a unique number for each voucher/card,. In addition, voucher/card use is limited to the specific NDC numbers, which are unique to the brand, its strength, and product size for a given program.

Cegedim Dendrite can restrict a single patient from using more than one card within the same group number and, for an additional fee, restrict a single patient from using more than one card across multiple programs.

Cegedim Dendrite works with the customer to develop the business rules that will govern transaction processing for the program These business rules will detail how many times a unique card identifier can be used to obtain benefits/rewards and the time frame between each use. The rules will be coded into the system and applied to every transaction received.

7.	Card Activation and Enrollment: Methods and Options Cegedim Dendrite offers several methods for patients to enroll in the program and activate cards.

Inbound Call Center. - Live Operator: Patients use a toll-free number to contact an inbound call center Operators enroll patients into the program and activate cards in real time. Standard hours of operation are Monday to Friday, 9 AM to 5 PM Eastern Time, A call guide template will be agreed upon with the customer to capture the information required for the program enrollment.
Interactive Voice Response (IVR): An IVR service provides real-time enrollment and card activation at a lower per-call rate than with live operators. The messages delivered, information gathered, and reporting all mirror that of the "live operator" call center. This option is typically used in conjunction with a live operator call center to provide around the clock coverage.
Web Enrollment: Cegedim Dendrite can set up a Web site for patients to enroll and activate cards that is accessed from the customer's brand's Web site The information gathered and the reporting mirror that of the "live operator" and "IVR" call centers.
Web Enrollment Option: Cegedim Dendrite can set up the program so patients can print pharmacy cards on demand from your branded Web site rather than receive them from their physicians. The information captured and the repotting are the same as with the other enrollment methods.
CD-ROM Option: Cegedim Dendrite can provide a CD that includes a link to the enrollment Web site.

8.	Program Reporting

Cegedim Dendrite can provide web-based program reporting Program reporting is updated daily. It includes tables and graphical views of the data that may be extracted into Microsoft® Excel® spreadsheets or PowerPoint® presentations.

9.	Co-pay Analysis

A co-pay analysis report (in the form of an Excel Pivot table) is available at the start of the program. This report is prepared at the national level, with drop down displays for each state.

10.	Persistence Analysis

A compliance and persistence analysis is available at an appropriate point during the project, or after the project. It will include an executive summary, impact and comparison of test group versus control group, and behavior trends in patients and physicians The report will provide results on the impact to length of therapy, including number of refills.

11.	Status Reports (Available monthly)

●	Executive summary
•	Trends and comparisons for usage and impact on market shares for NBS share and volume, TRx share and volume, and switching measurements
•	Impact and comparison of test versus control group shares
•	Behavior trends in patients and physicians
•
Adjudication data, including national view of cards distributed, activated, and adjudicated by month by enrollment method, adjudications by co-pay for the top ten states, and percentages of patients per adjudications by month.

12.	ROI Analysis

Cegedim Dendrite can provide an ROI analysis based on customer needs. Once all criteria have been determined, Cegedim Dendrite can conduct a thorough ROI analysis three months after the conclusion of the program to measure program effectiveness as compared to a control group. Cegedim Dendrite's ROI analysis can include the following:

•	New brand starts generated by redeeming physicians

•	New brand starts generated by control group physicians

•	Incremental new brand starts gain

•	Total new brand starts gain

•	Refill ratio

•	Total projected TRxs

•	Revenue per Rx

•	Estimated program revenue

•	Estimated program costs

•	Card reimbursement costs

•	Total costs

Schedule B

OptimizeRx Solution

OVERVIEW:

OPTIMIZERxTM is a powerful new platform to introduce brands to qualified, motivated consumers actively managing their healthcare needs.

OPTIMIZERx com helps patients better afford and adhere to their prescribed therapies, as well as better understand their healthcare options. More than just providing education about a specific disease or condition, OPTIMIZERx introduces patients to savings offers, free trials, support programs and other resources that can truly help them manage and maximize their treatment outcomes.

Introduces brand or DR campaigns to those needing client's product therapy.
Visitors and subscribers have come to expect credible, helpful support programs from OPTIMIZERx. Our advertising partners can look to us as a responsive and flexible resource to promote their brand or patient programs. Our service to the consumer is advertiser supported.We carefully balance that responsibility and provide exceptional value to both. Traffic is building rapidly, as is our database of qualified, motivated prospects who've indicated they wish to receive email alerts and an online newsletter that offers up specific news and patient support for their specific condition.

Awareness. Access. Adherence.
OPTIMIZERx understands that physicians prescribe a specific brand name medication for a reason Founded by a group of physicians and healthcare veterans, our mission is to make it possible for healthcare consumers to access and maintain the best, most effective treatments.

DESCRIPTION OF SERVICES:
A multi-channel platform for branded healthcare products.

OPTIMIZERx offers advertisers a menu of targeted programs and features designed to reach patients seeking their type of product. Visitors to the OPTIMIZERx website look for savings, support and information for their prescriptions and OTC healthcare needs., To best reach target audiences, OPTIMIZERx offers the following:

• Channel Integration - client's brand and campaign message can be positioned in channel and direct search query results as the FIRST listing result.
• Category Sponsorship - exposes client's message to all searches within your therapeutic channel, including competitive product selections. As the category sponsor, display banners are prominently positioned within all searches in channel - even for competitors.
• Behavioral User Re-targeting - all returning members who searched within your therapeutic class will be reintroduced to client's message, as well re-targeted when they visit any other website within our expansive network.
• Co-Registration Lead Generation - within an internal registration process, all visitor's can be qualified, queried and entailed in the advertiser's direct response program.
• Customer Relationship Management - entails, alerts, newsletters that incorporate your message are integrated with OPTIMIZERx content and transmitted to pre-qualified consumers identified by condition, age and gender.

Schedule C
OFFERx Product

OFFERxTM  Product is the online front-end (advertising and sponsor program) portal that facilitates patient enrolment into customer programs via the OptimizeRx website and its network of affiliates.

Schedule D

Additional Reseller Terms and Conditions

1.
Cegedim Dendrite Services: Term. Each and all such right to receive the Cegedim Dendrite Services (described below) shall expire upon completion of the OFFERx Solution ("Program") for which the right was granted. The "Cegedim Dendrite Services" shall mean the Opus Health Services or the administrative services provided by Cegedim Dendrite relating to prescription card redemption programs wherein Cegedim Dendrite processes pharmaceutical prescription claims through Cegedim Dendrite's network of pharmacies and other providers as further described under Exhibit A to this Schedule D.

2.
Restrictions on Cegedim Dendrite Services. Neither OptimizeRx nor any of its customers shall have any right to receive, review, modify, or otherwise use or have access to the Cegedim Dendrite Services except as set forth under this Agreement. OptimizeRx shall enforce the obligations of each customer under the applicable OFFERx Agreement and shall immediately report to Cegedim Dendrite any known breach of the applicable OFFERx Agreement, including without limitation any unauthorized use, modification or reproduction of the Cegedim Dendrite Services, and shall reasonably cooperate with Cegedim Dendrite and its representatives in any investigation of and/or litigation against such unauthorized use.

3.
Additional Restrictions. The rights and licenses granted herein do not include the right to use or reproduce the Cegedim Dendrite Services for any purpose other than as specified in this Agreement or to modify, enhance or create works derivative of the Cegedim Dendrite Services. OptimizeRx may not use the Cegedim Dendrite Services for its own benefit.

4.
License. Cegedim Dendrite grants OptimizeRA a non-exclusive, non-transferable, non-assignable license to use Cegedim Dendrite's trademarks, as designated by Cegedim Dendrite, in connection with the marketing and distribution of the Cegedim Dendrite Services Any such use of such trademarks and the Cegedim Dendrite name by OptimizeRe shall be subject to Cegedim Dendrite's then current trademark policies and procedures that have been provided in advance., All rights in such trademarks and the Cegedim Dendrite name shall remain at all times the sole property of Cegedim Dendrite and all use of such trademarks and the Cegedim Dendrite name shall inure to the benefit of Cegedim Dendrite OptimizeRx shall provide Cegedim Dendrite, on at least a semi-annual basis upon Cegedim Dendrite's request, with samples of all collateral, literature, packages, labels and labeling prepared by OptimizeRx which use or incorporate Cegedim Dendrite's trademarks or name If' Cegedim Dendrite notifies OptimizeRx that the use of a trademark or the Cegedim Dendrite name is inappropriate, OptimizeRx will cease publishing or otherwise disseminating the advertisement or promotional material until they have been modified to Cegedim Dendrite's satisfaction.

5.	Cegedim Dendrite Responsibilities. Subject to the terms and conditions of this Agreement, Cegedim Dendrite shall:

a.  Provide to OptimizeRx, to the extent available, marketing and sales materials such as brochures, descriptions and manuals relating to the Cegedim Dendrite Services.

b.  Provide the Cegedim Dendrite Services to OptimizeRx's customer on behalf of OptimizeRx at the rates set forth under Exhibit A to this Schedule D.

6.	OptimizeRx Responsibilities. Subject to the terms and conditions of this Agreement, OptimizeRx shall:

a.  Actively market the Cegedim Dendrite Services to Potential Customers in the United States at its sole cost and expense except as expressly stated herein or separately agreed between the parties.

b.  Promptly notify Cegedim Dendrite of the execution of an OFFERx Agreement by completing the Order Form attached hereto as Exhibit B to this Schedule D.

c.  Pay all fees to Cegedim Dendrite for the Cegedim Dendrite Services provided to any customer in accordance with the payment terms set forth under Exhibit A to this Schedule D.

d.  Guarantee compliance with the terms set forth under Exhibit C to this Schedule D by a customer.

e.  Be liable for any breach of the terms set forth under Exhibit C to this Schedule D by a customer.

f.  Furnish Cegedim Dendrite with sufficient customer information in a Cegedim Dendrite approved format so that Cegedim Dendrite will be able to render the Cegedim Dendrite Services contemplated by this Agreement.

g.  Assume all liability for payment of all redemptions to pharmacy providers relating to the Programs and agree at all times to make available sufficient funds to honor all claims made under the Programs.

h.  Obtain Cegedim Dendrite's approval as to the form and content of the card and/or program media used under the Program prior to (i) distribution of such card and/or program media and (ii) commencement of any Program.

i.  Obtain Cegedim Dendrite approval to the business rules relating to the Program prior to commencement of the Program.

j.  Deliver to Cegedim Dendrite, no less than 30 days prior to Program roll out, the approved card image (front and back) to be distributed as part of Cegedim Dendrite's announcement of the Program.

k.  Ensure that all cards issued through the Program are branded on the front of the card with the OPTIMIZERx and branded product logo as well as the OPUS Health logo and if the Program media is one sided (i.e., printed from the Internet), the phrase, "Powered by Cegedim Dendrite" logo must be included within the materials.

7.	Bank Account. OptimizeRx shall comply with the following provisions relating to the redemption bank account:

a.  Cegedim Dendrite shall establish and maintain an interest bearing account at any bank it chooses to be used in connection with the Programs (the "Program Account"). All sums advanced to Cegedim Dendrite by OptimizeRx and deposited into the Program Account shall be utilized for rebates to an eligible patient under the Program. All funds deposited into the Program Account shall be segregated from and not-commingled with any operating funds or any other funds or accounts with respect to which Cegedim Dendrite controls, provided however, that Cegedim Dendrite may utilize the Program Account for any and all of the Nog-tams.

b.  In addition to all other compensation due Cegedim Dendrite under this Agreement, all interest accrued under the Program Account shall be deemed earned by Cegedim Dendrite. Cegedim Dendrite shall be entitled to withdraw such interest from the Program Account for its own benefit, from time to time, at Cegedim Dendrite's sole discretion.. Cegedim Dendrite agrees to pay all applicable income taxes with respect to such interest.

c.  Within three (3) business days of the execution of a OFFERx Agreement, OptimizeRx shall deposit into the Program Account, via wire transfer, an amount to be agreed upon in writing by the parties (the "Program Funds") In the event that the amount of Program Funds fall below the amount necessary to fulfill rebates, prospectively, for sixty (60) days for all the Programs then existing under an applicable OFFERx Agreement (the "Minimum Deposit"), OptimizeRx agrees to immediately deposit via wire transfer to the Program Account the additional funds necessary to meet the Minimum Deposit.

d.  During the course of the Programs, Reseller agrees to fund the Program Account with funds equivalent to the total aggregate possible redemptions that may be submitted under all the existing Programs.

e.  With respect to checks drawn on the Program Account which are not cashed, Cegedim Dendrite agrees to make reasonable efforts to comply with New York State's Abandoned Property Law, Article 13, Section 1315, "Miscellaneous unclaimed property".

f.  Upon termination or expiration of this Agreement, subject to Cegedim Dendrite's obligations pursuant to subsection (e) above, Cegedim Dendrite shall remit to OptimizeRX via wire transfer all funds deposited by OptimizeRx into the Program Account that are not required to honor anticipated redemption claims pursuant to the Programs.

g.  OptimizeRx is solely responsible to pay all coupon redemptions under the Programs and to fund the Program Account. Cegedim Dendrite shall have no liability with respect thereto.

8.	Limitation of'Liability and Indemnification.

a.  In no event shall Cegedim Dendrite be liable under any circumstances for special, indirect, punitive or consequential damages of any nature whatsoever (whether arising out of contract, strict liability, or otherwise), including, without limitation, any lost revenues or profits of OptimizeRx or customer, resulting from or arising out of a breach of any warranty to OptimizeRx, whether or not OptimizeRx has been advised of the possibility of such damages.

b.  Notwithstanding anything in this Agreement to the contrary, the parties agree that Cegedim Dendrite's aggregate liability under this Agreement shall not exceed, under any circumstances, the aggregate amount of Fees (defined below) paid to Cegedim Dendrite pursuant to this Agreement during the preceding twelve (12) month period.

9.
Payment Terms. Cegedim Dendrite will invoice OptimizeRx monthly for the Cegedim Dendrite Services rendered to a customer of OptimizeRx at the rates set forth under the attached Exhibit A (the "Fees" ). OptimizeRx agrees to pay Cegedim Dendrite such invoiced Fees within thirty (30) days of the date of the invoices (the "Payment Period"), to a bank account designated by Cegedim Dendrite, In the event that any amount due hereunder is not received by Cegedim Dendrite within the Payment Period, the delinquent payments shall bear interest at the rate of one and a half percent (15%) per month from the end of the Payment Period.

10.
Audit. OptimizeRx agrees to keep in the ordinary course of its business such written or computerized books, records and other accounts as are reasonable and customary, to describe and account for the fees and payment terms hereunder and compliance with the other provisions of this Agreement (the "Records"). Cegedim Dendrite or its designated auditor or accountant (under duties of confidentiality with OptimizeRx) may audit the Records on an annual basis, during regular business hours and on a mutually agreeable date upon at least fourteen (14) business days notice, at such reasonable time, place and manner as the parties shall agree, for the purpose of determining whether OptimizeRx is performing in accordance with this Agreement and accurately reporting and paying fees and payments to Cegedim Dendrite If any such audit discloses any shortfall in payment of fees and payments due hereunder, OptimizeRx will immediately pay the shortfall to Cegedim Dendrite. If any such audit discloses any shortfall in payment of fees and payments hereunder of more than 10% of any amount due in any reporting period (which shall be a period of one year from the effective date and each anniversary thereof), OptimizeRx shall immediately pay the shortfall in fees and payments to Cegedim Dendrite and will pay, net thirty (30) days from Cegedim Dendrite's invoice, all reasonable direct, out-of-pocket costs incurred by Cegedim Dendrite in connection with the audit.

11.
Termination. If the Agreement is terminated, no additional Cegedim Dendrite Services shall be provided under this Agreement to a customer. Notwithstanding the above and subject to OptimizeRx remaining in compliance with the terms of this Agreement and the OFFERx Agreement, including but not limited to each being current in payment of all amounts due thereunder, OptimizeRx with a then effective OFFERx Agreement in progress covered thereunder may continue to use and receive the Cegedim Dendrite Services upon the terms set forth in its OFFERx Agreement but only during the then remaining term set forth in the OFFERx Agreement and only for the then current program covered thereunder at the time of termination of this Agreement (and not for any extensions, renewals or amendments thereto).

Exhibit A
to Schedule D

Cegedim Dendrite Services and Fees

Program Setup	$3,000

Per Program Monthly Mgmt/Reporting	$1,250	(or can be paid by larger percentage of acquisition fee per patient)

Per Claim Charge	$1.64
Includes Check writing
Includes Pharmacy Check Postage
Does not include physician append	$0.25

SOC (Business rules change charge)	$850
Post Program Reporting (final reconciliation report)	$1,250

All of the various OfferRx programs will pay on one OfferRx branded check to each pharmacy per program
The money for OfferRx for the purpose of reimbursement of the pharmacies will be comingled
Each Pharma will have a report for program funding and utilization for the program
There will be no paper claims processed under this program

Above Pricing is For Web Printed Coupons/Vouchers

For Copay/Voucher Mailed To Patient
Pre Printed Quantity of OfferRx Cards / Backs	Custom Quote by Cegedim Dendrite
Mailed Card on/in 8.5/11 inch OfferRx backing	Custom Quote by Cegedim Dendrite	(incl mail and postage)

For DebitRx
OfferRx Branded DebitRx Setup	$2,500
Pre Printed Qty of OfferRx DebitRx Cards / Backs	Custom Quote by Cegedim Dendrite
Mailed Card on 8.5/11 inch OfferRx backing	Custom Quote by Cegedim Dendrite	(incl mail and postage)

inserts quoted additionally	Custom quote by Cegedim Dendrite

The pricing listed herein is the expected pricing in the marketplace The OPUS Health Services must be sold as a component of the OFFERx Solution to OptimizeRx's clients.

Optional LPD Services and Fees

	Quantity	Unit Price	Total	Comments
Data Analytics- Initial Analysis Report	1	$24,800 00	$24,800 00	Includes initial segmentation
Data Analytics- Ongoing Reports	1	$8,200.00	$8,200.00	Additional report feePrice per monthly report
Data Analytics- ROI Analysis	1	$11,800.00	$11,800.00	One-time analysis
Data Analytics- Source Data	1	TBD	TBD	Pass -through data fees Data selection will be based on market basket of client. Cegedim Dendrite to provide this quote. Subject to change once product specific information is provided.
Total	1			Total will vary for each client depending on the type and quantity of products provided

Exhibit B
to Schedule D
F orm for Cegedim Dendrite Services

[What information do we need to perform the Opus Health Services for an OFFERx Program?]

To Be Provided

Exhibit C
to Schedule D

OFFERx Agreement Additional Terms

1.    Capitalized terms used under this Exhibit C shall have the meanings set forth under the Partnership Agreement between OptimizeRx and Cegedim Dendrite (the "Agreement") unless otherwise defined hereunder.

2.    Customer is only granted a non-exclusive, non-transferable right to use the Cegedim Dendrite Services for its Program and the Customer is prohibited from using such Cegedim Dendrite Set vices for development purposes or otherwise outside the scope of the Agreement. "Customer" shall mean the customer purchasing the OfferRx Solution from OptimizeRx.

3.    Cegedim Dendrite shall not be responsible for any indirect, incidental, special and consequential damages.

4.    Customer agrees to maintain in confidence all information of Cegedim Dendrite it receives or observes pursuant to the OFFERx Agreement between OptimizeRx and itself with at least the same degree of care with which it protects its own similar confrdential information.

5.    OptimizeRx shall have the right to conduct andlor direct an independent accounting firm to conduct, during normal business hours, an audit of the appropriate records of the Customer to verify compliance with the OFFERx Agreement.

6.    Cegedim Dendrite's liability shall be limited at least to the extent provided in the Agreement.

7.    Cegedim Dendrite does not extend any warranty, whatsoever, to any Customer, and OptimizeRx's warranties, if any, to its Customers, shall in no event extend beyond the warranties provided by Cegedim Dendrite to OptimizeRx for the Cegedim Dendt ite Services.

Schedule E

Commissions

1.  Referral Commission Table *

Referring Party	Referral Commission
OptimizeRx
Subject to the terms of this Agreement, Cegedim Dendrite shall pay to OptimizeRx a commission of one percent (1%) of the actual revenue it receives under its customer agreement with the Customer Lead.  The commission shall be paid on the actual revenue received by Cegedim Dendrite during the initial term of the agreement or the first year of the agreement, whichever is less. No commission shall be paid on any extension or renewal of the agreement.

Cegedim Dendrite
Subject to the terms of this Agreement, OptimizeRx shall pay to Cegedim Dendrite a commission of fifteen (15%) of the actual revenue it receives under its customer agreement with the Customer Lead. The commission shall be paid on the actual revenue received by OptimizeRx during the initial term of the agreement or the first year of the agreement, whichever is less. No commission shall be paid on any extension or renewal of the agreement.

2.  OFFERx Referral Commission Table *

Referring Party	OFFERx Referral Commission	OFFERx Referral Commission (Analytics Reports sold under OFF ERx Agreement)
OptimizeRx
Subject to the terms of this Agreement, Cegedim Dendrite shall pay to OptimizeRx a commission on actual revenue it receives as a result of an OFFERx Agreement as set forth under the table 2 1 below,. The commission shall be paid on the actual revenue received by Cegedim Dendrite during the initial term or the first year of the OFFERx Agreement, whichever is less No commission shall be paid on any extension or renewal of the OFF ERx Agreement.

Subject to the terms of this Agreement, Cegedim Dendrite shall pay to OptimizeRx a five percent (5%) commission on actual revenue it receives from the sale of Analytics Reports under an OFFERx Agreement The commission shall be paid on the actual revenue received by Cegedim Dendrite for the Analytics Reports during the initial term or the first year of the OFFERx Agreement, whichever is less. No commission shall be paid on any extension or renewal of the OFFERx Agreement.

Cegedim Dendrite
Subject to the terms of this Agreement, OptimizeRx shall pay to Cegedim Dendrite a $50000 sales performance incentive fee plus fifteen percent (15%) commission to Cegedim Dendrite on actual revenue OptimizeRx receives from the sale of the OFF ERx Product under an OFFERx Agreement, not including revenue from the Opus Health Services. The commission shall be paid on the actual revenue received by OptimizeRx during the initial term or the fast year of the OFFERx Agreement, whichever is less No commission shall be paid on any extension or renewal of the OFFERx Agreement.

2.1    Opus Health Services Commission Rate Table

Commission for the sale of the Opus Health Services in an OFFERx Agreement shall be calculated at the rates set forth below:
Fees for Opus Health Services	Commission Rate
Startup, Monthly ManagementandTransaction Reporting Fees	Cegedim Dendrite shall pay a commission of ten percent (10%) on the revenue received for these services.
Transaction Fees, excluding Debit	Cegedim Dendrite shall pay a commission of five percent (5%) on the revenue received for these services.
Debit fees	Commission on these fees shall be negotiated on a per deal basis.

* Neither a Referral Commission not an OFFERx Referral Commission shall be paid to OptimizeRx on pass-through revenue, including, but not limited to, postage, pharmacy fees, and patient reimbursement fees. Pass-through revenue shall not be included within any calculation of a Referral Commission or OFFERx Referral Commission paid to OptimizeRx under this Agreement. There is no mark-up on postage, pharmacy fees or reimbursement fees.